Exhibit 99.2

Deere & Company

Other Financial Information

	Equipment Operations		Agricultural Equipment		Commercial and Consumer Equipment		Construction and Forestry
For the Nine Months Ended July 31, Dollars in millions	2005	2004	2005	2004	2005	2004	2005	2004
Net Sales	$14,916	$13,061	$8,171	$7,053	$2,839	$2,997	$3,906	$3,011
Average Identifiable Assets
With Inventories at LIFO	$7,321	$6,491	$3,671	$3,128	$1,574	$1,531	$2,076	$1,832
With Inventories at Standard Cost	$8,383	$7,487	$4,359	$3,758	$1,787	$1,744	$2,237	$1,985
Operating Profit	$1,618	$1,456	$913	$805	$193	$258	$512	$393
Percent of Net Sales	10.8%	11.1%	11.2%	11.4%	6.8%	8.6%	13.1%	13.1%
Operating Return on Assets
With Inventories at LIFO	22.1%	22.4%	24.9%	25.7%	12.3%	16.9%	24.7%	21.5%
With Inventories at Standard Cost	19.3%	19.4%	20.9%	21.4%	10.8%	14.8%	22.9%	19.8%
SVA Cost of Assets	$(754)	$(674)	$(392)	$(338)	$(161)	$(157)	$(201)	$(179)
SVA	$864	$782	$521	$467	$32	$101	$311	$214

For the Nine Months Ended July 31, Dollars in millions	Financial Services

The Company evaluates its business results on the basis of generally accepted accounting principles.  In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses.  SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital.  The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals.  Certain compensation is also determined on the basis of performance using this measure.  For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost.  Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset.  Financial Services is assessed a pretax cost of equity, which on an annual basis is approximately 18 percent of its average equity during the period excluding the allowance for doubtful receivables.  The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of the equipment segments or Financial Services to determine the amount of SVA.  For this purpose, the operating profit of Financial Services is net income before income taxes and changes to the allowance for doubtful receivables.  The average equity and operating profit of Financial Services is adjusted for the allowance for doubtful receivables in order to more closely reflect credit losses on a write-off basis.

	2005	2004
Net Income	$253	$221
Average Equity	$2,193	$2,283
Return on Equity	11.5%	9.7%
Operating Profit	$390	$336
Change in Allowance for Doubtful Receivables	$(14)	$(2)
SVA Income	$376	$334
Average Equity	$2,193	$2,283
Average Allowance for Doubtful Receivables	$151	$166
SVA Average Equity	$2,344	$2,449
Cost of Equity	$(315)	$(325)
SVA	$61	$9

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